Electronic Systems Technology Awarded
               MDCS Contract by Franklin County, Washington

KENNEWICK, WASHINGTON --- May 14, 1999 --- Electronic Systems Technology Inc. (EST) (OTC: ELST), a manufacturer of wireless communications hardware, today announced the Franklin County Sheriff's Department, has awarded a contract to EST for twenty one patrol units. Franklin County Sheriff's Department will be added to the Pasco Police Department ESTeem MDC System. The ESTeem MDC system serving Pasco/Franklin County will now serve over fifty patrol units.

The ESTeem MDC system used by the Pasco Police Department and Franklin County Sheriff's Department, offers public safety agencies an affordable mobile data network solution. The ESTeem MDC system provides agencies an alternative to existing proprietary data networks where agencies incur monthly service fees based on usage. The ESTeem MDC system allows agencies to establish a private Radio Area Network (RAN), free of monthly service fees, transmitting data at 19,200 bps, utilizing the 450 to 470 MHz UHF business radio spectrum.

Electronic Systems Technology, a publicly held Company since 1984, brings vast experience to the public safety communications marketplace. The Company, the first to develop the wireless modem and receive the United States and Canadian patents for the technology, has established the ESTeem products as a standard for both industrial control and government applications in over 2,000 networks worldwide.

By bringing the expertise of Electronic Systems Technology and the ESTeem MDC system to the marketplace, a new dimension is added to wireless communications solutions for public safety agencies.

Contact EST Marketing for more details.

                              www.esteem.com
























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APPENDIX:

Item no. 1: (graphic material not included in electronic filing format)

The press release was published showing at top left of the press release, the Electronic Systems Technology, Inc. trademarked company logo, showing a black square field containing the stylized letters E S T.